                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-66089

PROSPECTUS SUPPLEMENT
----------------------------
(TO PROSPECTUS DATED APRIL 27, 1999)

                                  $150,000,000

                                     [LOGO]

                          WELLS FARGO FINANCIAL, INC.
                FLOATING RATE SENIOR NOTES DUE DECEMBER 4, 2002

                                  ------------

    These notes will bear interest at the prime rate determined in the manner explained in this prospectus supplement minus 2.90% per year. Interest on the notes will be determined daily. Interest on the notes is payable on March 4, 2002, June 4, 2002, September 4, 2002 and at maturity on December 4, 2002. Interest on the notes will be determined daily. The notes are not redeemable before December 4, 2002.

    The notes are unsecured and rank equally with all of our other senior unsecured and unsubordinated debt.

                              -------------------

    Banc One Capital Markets, Inc. has agreed to purchase these notes from us at 100% of their principal amount, resulting in proceeds to us before expenses of $150,000,000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement and accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in New York, New York on or about December 4, 2001.

                              -------------------

                         BANC ONE CAPITAL MARKETS, INC.

                                  ------------

          The date of this prospectus supplement is November 27, 2001

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                              -------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT
Selected Financial Data.....................................    S-3
Ratios of Earnings to Fixed Charges.........................    S-3
Description of the Notes....................................    S-3
Underwriting................................................    S-7

                              PROSPECTUS

Where You Can Find More Information About Wells Fargo
  Financial.................................................      2
Incorporation of Information We File with the SEC...........      2
Wells Fargo Financial, Inc..................................      3
Use of Proceeds.............................................      3
Ratios of Earnings to Fixed Charges.........................      3
Description of Debt Securities..............................      3
Plan of Distribution........................................     11
Legal Opinions..............................................     12
Experts.....................................................     12

                            SELECTED FINANCIAL DATA

    In our quarterly report on Form 10-Q for the quarter ended September 30, 2001, we reported total assets of $15,474,535,000, total liabilities of $13,363,160,000 and total stockholder's equity of $2,111,375,000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges is set forth below for the periods indicated:

       YEAR ENDED DECEMBER 31,
-------------------------------------    NINE MONTHS ENDED
1996    1997    1998    1999    2000    SEPTEMBER 30, 2001
-----   -----   -----   -----   -----   -------------------
2.11x   2.00x   1.72x   1.78x   1.58x      1.57x

    For the purpose of calculating the ratios of earnings to fixed charges we have divided earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expense plus the portion of rentals which we deem to be representative of the interest factor.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered by this prospectus supplement and the accompanying prospectus supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

GENERAL

    The notes will be issued under an indenture, dated as of May 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between us and JPMorgan Chase Bank, as trustee, as successor by way of merger to The Chase Manhattan Bank, as successor by way of merger to The Chase Manhattan Bank (National Association).

PRINCIPAL AMOUNT, MATURITY AND INTEREST

    We are issuing $150,000,000 of our notes which will mature on December 4, 2002. The notes will be sold only in denominations of $1,000 and any larger amount that is an integral multiple of $1,000.

    We will pay interest quarterly in arrears on March 4, 2002, June 4, 2002, September 4, 2002, and on the maturity date. If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day. Interest on the notes will be computed on the basis of a 360-day year for the actual number of days elapsed.

    The interest payable by us on a note on any interest payment date and on the maturity date, subject to certain exceptions, will be paid to the person in whose name that note is registered at the close of business on the fifteenth calendar day of the month preceding that interest payment date, whether or not a business day. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

    Interest on the notes will accrue from, and including, December 4, 2001, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period."

    The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from December 4, 2001, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

    We refer to each day during an interest period as an "interest determination date." The calculation agent appointed by us, JPMorgan Chase Bank, will calculate the interest rate for each interest determination date on the calculation date applicable to that interest determination date. The calculation date applicable to each interest determination date which is a business day will be that interest determination date and the calculation date applicable to each interest determination date which is not a business day will be the business day immediately preceding that interest determination date, except in the case of the last business day in any interest period and any days in that interest period which are not business days occurring subsequent to that last business day, for each of which the applicable calculation date will be the business day immediately preceding that last business day in that interest period.

    The interest rate applicable to each interest determination date will be equal to prime minus 2.90% per year.

    "Prime" means, for any interest determination date, the rate for that interest determination date set forth in Federal Reserve Board Release
No. H.15(519) on the Federal Reserve Board's website at www.Federalreserve.gov by the end of the business day next following the calculation date opposite the caption "bank prime loan," or, if not so published by the end of the business day next following the calculation date pertaining to that interest determination date, prime will be calculated by the calculation agent and will be:

    - the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME 1 as that bank's prime rate or base lending rate as in effect for that interest determination date as quoted on the Reuters Screen USPRIME 1 on that interest determination date;

    - if fewer than four such rates appear on the Reuters Screen USPRIME 1 for the interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested;

    - if fewer than two quotations are quoted as mentioned above, the prime rate for that interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the prime rates quoted in The City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state of the United States, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a federal or state authority, selected by the calculation agent to quote that rate or rates; or

    - if the prime rate is not published in H.15(519) and the banks or trust companies selected as described above are not quoting as mentioned above, the prime rate with respect to that interest determination date will be the interest rate otherwise in effect on that interest determination date.

    "Reuters Screen USPRIME 1" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or other page as may replace page USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

BOOK-ENTRY SYSTEM

    Upon issuance, the notes will be represented by global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the depositary for the notes. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York

Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Purchases of the notes under DTC's system must be made by or through DTC direct participants, which will receive a credit for the floating rate notes on DTC's records. The ownership interest of each actual purchaser of a note, or beneficial owner, is in turn to be recorded on the DTC direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but we expect beneficial owners to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-entry system for the notes in discontinued.

    To facilitate subsequent transfers, all notes deposited by DTC participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the DTC direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

    As long as the floating rate notes are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, we will make all payments of principal of and interest on the floating rate notes in immediately available funds to DTC. We have been advised that DTC's practice is to credit DTC direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that DTC participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of us or the trustee, disbursement of those payments to DTC direct participants will be the responsibility of DTC and disbursement of those payments to the beneficial owners will be the responsibility of DTC direct and indirect participants.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement system. Accordingly, DTC will require that secondary trading activity in the notes settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

    We expect that conveyance of notices and other communications by DTC to DTC direct participants, by DTC direct participants to DTC indirect participants, and by DTC direct participants and DTC indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede & Co. will consent or vote with respect to the notes; we have been advised that DTC's usual procedure is to mail an omnibus proxy to an issuer of securities as soon as possible after the record date with respect to that consent or vote. In the case of the notes, the omnibus proxy would assign Cede & Co.'s consenting or voting rights to those DTC direct participants to whose accounts the notes are credited on that record date (identified in a listing attached to the omnibus proxy).

    DTC may discontinue providing its services as securities depositary with respect to the floating rate notes at any time by giving reasonable notice to us or the trustee. Under those circumstances, if a successor depositary is not appointed by us within 90 days, we will issue individual definitive notes in exchange for all the global securities representing those notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by global securities and, in that event, will issue individual definitive notes in exchange for all the global securities representing the notes. Individual definitive notes so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in those names as DTC may direct.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

REDEMPTION

    The notes may not be redeemed prior to maturity.

CONCERNING THE TRUSTEE

    JPMorgan Chase Bank has extended a line of credit to us. We borrow money and has other customary banking relationships with JPMorgan Chase Bank in the ordinary course of business.

ADDITIONAL INFORMATION

    See "Description of the Debt Securities" in the accompanying prospectus for additional important information about the notes. That information includes:

    - additional information about the terms of the notes;

    - general information about the indenture and the trustee;

    - a description of certain restrictions; and

    - a description of events of default under the indenture.

                                  UNDERWRITING

    We are selling the notes to Banc One Capital Markets, Inc., the underwriter, pursuant to the terms of an underwriting agreement dated November 27, 2001. The underwriter is purchasing the notes as principal in this transaction for sale to one or more investors or other purchasers.

    The underwriter propose initially to offer the notes to the public at par.

    In connection with the sale of any notes, the underwriter may be considered to have received compensation from us equal to the difference between the amount received by the underwriter in that sale and the price at which the underwriter purchased the notes from us. In addition, the underwriter may sell the notes to or through certain dealers, and those dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter or from any purchasers of the notes for whom it may act as agent (which may be in excess of customary compensation).

    The notes are an issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so. The underwriter may discontinue any market making in the notes at any time in its sole discretion. No assurance can be given as to the liquidity of any trading market for the notes.

    To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriter may bid for and purchase notes in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of those purchases.

    The underwriter does not, nor do we, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

    We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to the payments the underwriter may be required to make because of those liabilities. Also, we have agreed to reimburse the underwriter for certain expenses incurred in connection with the offering of the notes.

PROSPECTUS
---------

                          WELLS FARGO FINANCIAL, INC.

                                 $2,000,000,000

                                DEBT SECURITIES
                                ---------------

    We may issue up to an aggregate $2.0 billion of debt securities at one or more times. We will describe the specific terms of each series of debt securities that we offer in a supplement to this prospectus. Supplements will be made available at the time of each offering of debt securities.

    You should read this prospectus and any supplement carefully before you invest.

                              --------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 The date of this prospectus is April 27, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION ABOUT WELLS FARGO
  FINANCIAL.................................................      2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........      2
WELLS FARGO FINANCIAL, INC..................................      3
USE OF PROCEEDS.............................................      3
RATIOS OF EARNINGS TO FIXED CHARGES.........................      3
DESCRIPTION OF DEBT SECURITIES..............................      3
PLAN OF DISTRIBUTION........................................     11
LEGAL OPINIONS..............................................     12
EXPERTS.....................................................     12

        WHERE YOU CAN FIND MORE INFORMATION ABOUT WELLS FARGO FINANCIAL

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Effective at the close of business on June 30, 2000, we changed our name from Norwest Financial, Inc. to Wells Fargo Financial, Inc. Filings made by us with the Securities and Exchange Commission prior to July 1, 2000 will be found indexed and filed under Norwest Financial, Inc.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supercede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Current Reports on Form 8-K dated January 21, 1999 and March 5, 1999.

    You may request a free copy of any of these filings by writing or telephoning us at:

       Wells Fargo Financial, Inc.
       206 Eighth Street
       Des Moines, Iowa 50309
       Attn: Treasurer's Department
       Telephone: (515) 243-2131

    Because we list some of our debt securities on the New York Stock Exchange, you may also inspect the filings described above, as well as other information, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone else provided you with different information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          WELLS FARGO FINANCIAL, INC.

    Wells Fargo Financial is a leading diversified consumer finance company. Our consumer finance operations make loans to individuals and purchase sales finance contracts though 916 branch offices primarily in 46 states, Guam, Saipan, Puerto Rico, Argentina and the ten Canadian provinces.

    We are a wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo & Company is a diversified financial services organization which, at December 31, 1998, had consolidated assets totaling approximately $202 billion.

    Our principal executive offices are located at 206 Eighth Street, Des Moines, Iowa 50309. Our telephone number is (515) 243-2131. When we refer to "Wells Fargo Financial," "we" or "our" in this prospectus, we mean Wells Fargo Financial, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires. We use "Wells Fargo Financial" to refer to us both before and after the close of business on June 30, 2000, when we changed our name from Norwest Financial, Inc. to Wells Fargo Financial, Inc., except in referring to specific documents and financial statements dated, filed or issued prior to July 1, 2000.

                                USE OF PROCEEDS

    Unless we indicate otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes. These purposes may include bulk purchases of finance receivables, acquisitions of branch offices, consumer finance operations and other related businesses or the repayment of outstanding indebtedness. The net proceeds may be invested temporarily or applied to repay short term debt until they are used for their stated purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for Wells Fargo Financial is set forth below for the periods indicated:

    YEARS ENDED DECEMBER 31,
--------------------------------
1994   1995   1996   1997   1998
----   ----   ----   ----   ----
2.26   2.13   2.11   2.00   1.72

    For the purpose of calculating the ratio of earnings to fixed charges we have divided earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses plus the portion of rentals, which we deem to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The securities we are offering will be either senior or senior subordinated debt. The senior debt securities and subordinated debt securities will be issued under separate indentures. The senior debt securities will be issued under an indenture, dated as of May 1, 1986, as amended, and supplemented by a First Supplemental Indenture dated as of February 15, 1991, between Norwest Financial, Inc. (now called Wells Fargo Financial, Inc.) and The Chase Manhattan Bank, as trustee, as successor by way of merger to The Chase

Manhattan Bank (National Association). The subordinated debt securities will be issued under an Indenture, dated as of May 1, 1986, as amended and supplemented by a First Supplemental Indenture dated as of February 15, 1991, between Norwest Financial, Inc. (now called Wells Fargo Financial, Inc.) and Harris Trust and Savings Bank, as trustee. Unless otherwise indicated, The Chase Manhattan Bank and Harris Trust and Savings Bank will be referred to herein as the "trustee".

    The following summaries of the material provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of the securities offered by any prospectus supplement and the applicability of the general provisions will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

SPECIFIC TERMS OF EACH SERIES

    Each time that we issue a new series of debt securities, the prospectus supplement relating to that new series will specify the particular amount, price or other terms of these debt securities. These terms may include:

    - the title of the debt securities and whether they will be senior or subordinated debt;

    - any limit on the total principal amount of the series of debt securities;

    - the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

    - the interest rate or rates on the series of debt securities and the date from which any such interest will accrue;

    - the dates on which we will pay interest on the series of debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

    - the place or places where principal of and premium, if any, and interest on the debt securities will be payable;

    - any redemption dates, prices, obligations and restrictions on the series of debt securities;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of debt securities;

    - the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and multiples of $1,000;

    - the portion of the principal amount of the debt securities, other than their principal amount, that is payable on the declaration of acceleration of the maturity;

    - the applicable overdue rate if other than the interest rate stated in the title of the series of debt securities;

    - any modifications of or additions to the events of default;

    - the currency in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars;

    - if the principal of and premium or interest on any series of debt securities is to be payable at our election or at the election of a holder of the debt securities in a currency other than that in which the debt securities are denominated, the period or periods within which and the terms and conditions on which these elections may be made;

    - if the amount of principal of and premium or interest on any series of debt securities may be determined by reference to an index based on either a currency other than that in which the debt securities are payable or any other method specifying the manner in which these amounts will be determined;

    - whether and to what extent any other means of satisfaction and discharge, which is sometimes referred to as "defeasance" will be applicable to the debt securities other than as described below under "Satisfaction and Discharge; Defeasance";

    - if the debt securities are to be issued in the form of one or more global security and, if so, the identity of the depositary or depositaries of such global debt security or global debt securities; and

    - any other specific terms of the debt securities that are not inconsistent with each Indenture. (Section 3.01)

    We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. If we issue these kinds of debt securities, we will provide you with additional information in a prospectus supplement.

FORM, DENOMINATION AND EXCHANGE

    We may issue the debt securities in registered form, without coupons, in increments of $1,000 or multiples thereof, unless the prospectus supplement states otherwise.

    Alternatively, we may issue the debt securities in the form of one or more global certificates.

    No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 3.02)

NO EVENT OF RISK COVENANT

    Neither indenture contains any covenant or other provision that restricts Wells Fargo Financial from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. Neither indenture requires Wells Fargo Financial to maintain any financial ratios or specified levels of net worth. In addition, neither indenture gives holders of the debt securities protection upon the occurrence of a change in control or in the event of a highly leveraged transaction involving Wells Fargo Financial.

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LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALE OF ASSETS

    We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person unless:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and each indenture; and

    - immediately after giving effect to the transaction, there is no default under each indenture.

(Section 10.01) Upon any merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of Wells Fargo Financial. (Section 10.02).

COMPUTATION OF INTEREST

    We will calculate the interest that is due on the debt securities based on a 360-day year of twelve 30 day months, unless the prospectus supplement states otherwise. (Section 3.11)

PAYMENTS ON REGISTERED DEBT SECURITIES

    We will pay principal, interest and any premium on registered debt securities in the designated currency at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the person in whose names the securities are registered on the days specified in the indentures or any prospectus supplement. (Section 3.12)

PAYING AGENT

    The Chase Manhattan Bank will be designated as Wells Fargo Financial's paying agent for the senior debt securities unless the prospectus supplement states otherwise. Harris Trust and Savings Bank will be designated as Wells Fargo Financial's paying agent for the subordinated debt securities unless the prospectus supplement states otherwise. (Section 8.14)

    If we authorize any other person to make payments on debt securities for us, we will identify them in the applicable prospectus supplement.

GLOBAL SECURITIES

    We may issue debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depository that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a global security may not be transferred except as a whole by the depository to a nominee of that depository or by a nominee of that depository to a depository or another nominee of that depository.
(Section 3.01)

    The specific terms of the depositary arrangement for each series of debt securities will be described in the applicable prospectus supplement.

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RANKING

    The senior debt securities will be the unsecured obligations of Wells Fargo Financial and will rank equally among themselves and with all of Wells Fargo Financial's other unsecured and unsubordinated debt.

    The prospectus supplement will describe the specific terms and conditions upon which the subordinated debt securities will be subordinated to other indebtedness of Wells Fargo Financial. Such terms may include:

    - indebtedness ranking senior to the subordinated debt securities;

    - restrictions on payments to the holders of such subordinated debt securities while a default relating to such senior indebtedness is continuing;

    - restrictions on payments to the holders of such subordinated debt securities following an event of default; and

    - provisions requiring holders of senior debt securities to receive certain payments prior to holders of subordinated debt securities. (Section 15.01)

SATISFACTION AND DISCHARGE

    At our request, each indenture will terminate as to the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities) when either:

    - all the debt securities have been delivered to the trustee for cancellation; or

    - we have deposited with the trustee in trust, an amount sufficient to make all remaining payments on these debt securities. (Section 6.01)

DEFEASANCE

    We may satisfy our obligations with respect to payments of principal of the debt securities, and premium, if any, and interest, if any, on the debt securities of any series by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to make such payments when due. If such deposit is sufficient, as verified by a written opinion of independent public accountants, to make all payments of:

    - interest, if any, on the debt securities of such series prior to and on their redemption or maturity, as the case may be; and

    - principal of the debt securities, and premium, if any, on the debt securities of such series when due upon redemption or at the designated maturity date, as the case may be then all of our obligations with respect to the debt securities of such series and the indentures which relate to the debt securities will be satisfied and discharged.

    To elect either option described above, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related payment described above would not cause the holders of that series to recognize, income, gain or loss for U.S. federal income tax purposes and that the holders of that series will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if that option had not been exercised. (Section 14.02)

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EVENTS OF DEFAULT

    An "event of default" regarding any series of debt securities is any one of the following events, subject to various grace periods:

    - failure to pay principal of, or any premium on, any debt security when due;

    - failure to deposit any sinking fund payments for any series of debt security when due;

    - failure to pay any interest when due and payable;

    - failure to perform any covenants or warranties in either indenture, which failure has continued for 60 days after written notice to Wells Fargo Financial by the trustee or by the holders of 50% in principal amount of the outstanding debt securities of that series;

    - certain events in bankruptcy, insolvency or reorganization of Wells Fargo Financial;

    - default regarding any other series of debt securities, which results in the acceleration of such other series of debt securities; and

    - any other events of default regarding that series of debt securities that is specified in the prospectus supplement. (Section 7.01)

    A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series. A default under other debt of Wells Fargo Financial will not be a default under either indenture.

    If an event of default for any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be immediately due and payable by notice in writing to Wells Fargo Financial. If the debt securities of that series are original issue discount debt securities, the portion of the principal amount as is specified in that series may declare the principal amount of the debt securities of that series to be immediately declared payable by notice in writing to Wells Fargo Financial. If the holders of debt securities give notice of the declaration of acceleration to Wells Fargo Financial, then they must also give notice to the trustee. (Section 7.02)

    The holders of a majority in principal amount of the outstanding debt securities may rescind a declaration of acceleration if:

    - Wells Fargo Financial has paid or deposited with the trustee a sum sufficient to pay principal, interest, including overdue interest and interest thereon, any premium and the fee and expenses of the trustee (Section 7.02); and

    - any other event of default, besides the failure to pay principal due because of the declaration of acceleration, has been cured or waived. (Section 7.13)

    We are required to file every year with the trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 12.05)

NOTICE OF DEFAULTS

    The trustee is required to give notice to holders of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the occurrence of the default. The trustee may withhold this notice, however, if it determines in good faith that the withholding of notice is in the interest of the holders of

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the debt securities. However, the trustee may not withhold notice in the case of a default in the payment of principal of and premium or interest on or a sinking fund installment on any of the debt securities. In addition, the trustee is only required to give notice of the failure by Wells Fargo Financial to perform any covenant until at least 30 days after the failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an event of default. (Section 8.02)

RIGHTS OF THE TRUSTEE

    The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction, however, if it either would involve the trustee in personal liability or would be unduly prejudicial to holders of the debt securities of that series that do not join in that direction. (Section 7.12) During a default, the trustee is required to exercise the standard of care that a prudent man would exercise or use under the circumstances in the conduct of his own affairs (Section 8.0) Otherwise, the trustee is not obligated, however, to exercise any of its rights or powers under each indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (Section 8.03)

MODIFICATION AND WAIVER OF EACH INDENTURE

    The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture. The following defaults may not, however, be waived:

    - a default in the payment of the principal, or any premium, interest or additional amounts payable on a series of debt securities, or in the payment of any sinking fund installment with respect to that series, which has not been cured until that time; or

    - a default regarding a covenant or provision of either indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected. (Section 7.13)

MODIFICATION WITHOUT CONSENT OF THE HOLDERS

    Without the consent of the holders of debt securities, we and the trustee may modify each indenture for any of the following purposes:

    - to name a successor entity to Wells Fargo Financial;

    - to add to our covenants for the benefit of the holders of all or any series of debt securities;

    - to establish the form or terms of securities of any series of debt securities and any related coupons;

    - to cure any ambiguity or inconsistency in the applicable indenture;

    - to modify, eliminate and add to the provisions of either indenture to enable it to qualify under the Trust Indenture Act of 1939; or

    - to provide for the acceptance or appointment of a successor trustee. (Section 11.01)

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MODIFICATION REQUIRING CONSENT OF THE HOLDERS

    Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification of each indenture. However, no modification or amendment may, without the consent of each holder affected:

    - change the stated maturity of the principal of, or any installment of interest on, any debt security;

    - reduce the principal amount, the rate of interest, or any additional amounts in respect of any debt security or reduce the amount of any premium payable upon the redemption of any debt security;

    - reduce the principal amount of original issued discount debt securities that would be due and payable upon acceleration of their maturity;

    - change the place of payment, the currency in which, any debt security or any premium or interest thereon is payable;

    - reduce the amount of, or postpone the date fixed for, any payment under the sinking fund for any debt security;

    - impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of the security or, in the case of redemption, on or after the redemption date;

    - reduce the percentage of securities required to consent to any modification, amendment or waiver under either indenture;

    - modify, except under limited circumstances, any provisions of the applicable indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder; or

    - in the case of the subordinated indenture, alter the provisions regarding the subordination of the subordinated debt securities in any way that would be adverse to the holders of such debt securities. (Section 11.02)

MUTILATED, DESTROYED, STOLEN OR LOST SECURITIES

    We will replace any mutilated debt security at the expense of the holder and on surrender of that mutilated debt security to the trustee. We will also replace debt securities that are destroyed, lost or stolen at the expense of the holder and on delivery to the security registrar of evidence of that destruction, loss or theft which is satisfactory to us and the trustee. Before we issue a replacement debt security, we and the trustee may require an indemnity from the party seeking the replacement security. (Section 3.06)

NOTICES

    Except as otherwise provided in each Indenture, notices to holders of debt securities will be given by mail to the addresses of those holders as they appear in the security register. (Section 1.06)

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GOVERNING LAW

    The laws of the State of New York govern each Indenture and will govern the debt securities, including any matters of interpretation under them.
(Section 1.13)

INFORMATION CONCERNING THE TRUSTEE

    We may from time to time engage in general financing and banking transactions with The Chase Manhattan Bank or with its affiliates or with Harris Trust and Savings Bank or with its affiliates.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities in one or more of the following ways:

    - through underwriters or dealers;

    - directly to one or more purchasers;

    - through agents; or

    - in a combination of any of the above transactions.

    The prospectus supplement for each series of debt securities will describe that offering, including:

    - the name or names of any underwriters;

    - the purchase price and the proceeds we will receive from such sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which the debt securities of such series may be listed.

    If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Debt securities may be sold directly by us or through agents designated by us from time to time. We will name any agent involved in the offer or sale of the debt securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

    We may sell debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of debt securities.

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INDEMNIFICATION

    Underwriters, dealers or agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

    Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

                                 LEGAL OPINIONS

    The legality of the debt securities will be passed upon for us by Steve R. Wagner, Esq., who is our Senior Assistant General Counsel, and for the underwriters, dealers or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of Norwest Financial, Inc. and subsidiary companies for the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, incorporated by reference herein, and upon authority of that firm as experts in accounting and auditing.

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                                  $150,000,000

                                     [LOGO]

                          WELLS FARGO FINANCIAL, INC.

                FLOATING RATE SENIOR NOTES DUE DECEMBER 4, 2002

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                         ------------------------------

                         BANC ONE CAPITAL MARKETS, INC.

                               NOVEMBER 27, 2001

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